Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the American Equity Investment Life Holding Company 1996 Stock Option Plan, the American Equity Investment Life Holding Company 2000 Employee Stock Option Plan, the American Equity Investment Life Holding Company 2000 Director Stock Option Plan, the American Equity Investment Life Holding Company 1997 Management Subscription Rights Plan and the American Equity Investment Life Holding Company Restated and Amended Stock Option and Warrant Agreement with David J. Noble of our report dated March 11, 2005, with respect to the consolidated financial statements and schedules of American Equity Investment Life Holding Company included in its Annual Report (Form 10-K) for the year ended December 31, 2004, and our report dated March 23, 2005 with respect to American Equity Investment Life Holding Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Equity Investment Life Holding Company as of December 31, 2004 included in its Annual Report (Form 10-K/A) for the year ended December 31, 2004, each filed with the Securities and Exchange Commission.

/s/ Ernst & Young
Des Moines, Iowa
July 28, 2005